Exhibit 99.1

DATE: May 3, 2012

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Announces First-Quarter 2012 Results

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited operating and financial results for the first-quarter of 2012. Recent highlights include:

•	Domestic oil volumes increased approximately 150% vs. a year ago

•	Bakken Shale oil production averaged 8,700 barrels per day in March

•	Total oil and NGL sales revenue rose 45% vs. a year ago

•	Total oil and NGL production up 26% vs. a year ago

•	Total volumes for all production up 11% vs. a year ago

•	$306 million sale of non-core properties further strengthens balance sheet

MANAGEMENT PERSPECTIVE

“Our first-quarter operations show increased oil and liquids production, disciplined cost management and strength in our financial position,” CEO Ralph Hill said.

“For the first three months of the year, our daily oil and gas liquids volumes increased 26 percent and accounted for 20 percent of our overall daily production.

“The shift that’s taking place in our production profile is evidence of the diversity and quality we have in our existing properties.

“Because of this transformation and the strength of our assets, our adjusted EBITDAX for the quarter was only down 6 percent despite decade-low prices for natural gas and a 20 percent drop in our own net realized average price for gas.

“We responded decisively to these headwinds by cutting our capital early on and tightening our business focus by selling non-core assets.

“We have ample financial flexibility and a very strong balance sheet that will serve us well as we continue to execute on our value-creation priorities.”

PRODUCTION

First-quarter 2012 production was led by a 68 percent increase in overall oil production and a 12 percent increase in overall NGL production.

Oil production in the company’s highest rate-of-return basin – the Bakken Shale – averaged close to 8,700 barrels per day in March, which is nearly five times higher than in first-quarter 2011.

Over the entire first-quarter of 2012, Bakken production averaged 7,700 barrels per day, which is a 20 percent sequential increase vs. fourth-quarter 2011 and more than 300 percent higher than first-quarter 2011.

NGL production in the liquids-rich Piceance Basin was up 10 percent vs. a year ago, averaging 29.6 Mbbl/d in the first quarter of 2012. Total NGL volumes were up 12 percent.

Total natural gas production of 1,133 MMcf/d in first-quarter 2012 was 8 percent higher than the prior-year comparable period and 4 percent higher than fourth-quarter 2011.

Natural gas production in the Marcellus Shale continues to be curtailed due to high line pressures associated with new gathering capacity, but still reached an average of 53 MMcf/d for first-quarter 2012.

The company’s overall domestic and international production climbed 11 percent in first-quarter 2012 vs. the same period in 2011 to an average of 1,413 MMcfe/d.

	1Q			4Q	Sequential
	2012	2011	Change	2011	Change
Average Daily Production

Natural gas (MMcf/d)
Piceance Basin	690	654	6%	686	1%
Marcellus Shale	53	9	489%	27	96%
Powder River Basin	223	225	-1%	229	-3%
San Juan Basin	139	130	7%	119	17%
Other	28	30	-7%	30	-7%

Subtotal (MMcf/d)	1,133	1,048	8%	1,091	4%

NGLs (Mbbl/d)
Piceance	29.6	26.8	10%	27.1	9%
Other	1.1	0.6	83%	0.9	22%

Subtotal (Mbbl/d)	30.7	27.4	12%	28.0	10%

Oil (Mbbl/d)
Bakken Shale	7.7	1.8	328%	6.4	20%
Piceance	2.8	2.4	17%	2.2	27%
International	5.6	5.3	6%	5.9	-5%
Other	0.0	0.1	NM	0.3	NM

Subtotal (Mboe/d)	16.1	9.6	68%	14.8	9%

Total Production (MMcfe/d)	1,413	1,270	11%	1,348	5%

Figures exclude volumes for discontinued operations in the Barnett Shale and Arkoma Basin.

The domestic net realized average price for natural gas, inclusive of hedges, was $3.48 per Mcf in first-quarter 2012, down 20 percent from $4.37 per Mcf a year ago.

The domestic net realized average price for NGL was $33.46 per barrel in first-quarter 2012, down 4 percent from $34.84 per barrel a year ago.

The net realized average price for domestic oil, inclusive of hedges, was $84.54 per barrel in first-quarter 2012, down 3 percent from $87.13 per barrel a year ago.

FIRST-QUARTER FINANCIAL RESULTS

WPX results for first-quarter 2012 were impacted by non-cash charges stemming from a decline in forward natural gas prices.

These charges included an $11 million lower of cost or market charge on natural gas storage inventory and a $52 million impairment to certain costs of acquired unproved reserves.

WPX’s accounting for costs of certain acquired unproved reserves is based on discounted cash flows. As a result, declines in forward commodity prices can drive further impairment regardless of whether there was a change in the underlying reserve estimates.

Including the charges, WPX reported an unaudited net loss attributable to WPX Energy of $43 million for first-quarter 2012, or a loss of $0.22 per share on a diluted basis.

This compares with a net loss of $3 million for the first three months of 2011, or a loss of $0.02 per share on a diluted basis.

Excluding the impairment charge but inclusive of the $11 million storage charge, WPX had an adjusted loss from continuing operations of $9 million, or a loss of $0.05 per share on a diluted basis, for first-quarter 2012, compared with net income of $5 million, or $0.03 per share on a diluted basis, for the same measure a year ago. A reconciliation is included at the end of this press release.

WPX’s adjusted EBITDAX (a non-GAAP measure) for first-quarter 2012 was $262 million, compared with $278 million for the same measure a year ago.

The primary factor affecting the quarter-over-quarter decrease in adjusted EBITDAX was a 20 percent drop in the company’s domestic net realized average price for natural gas, partially offset by increased oil production.

	First Quarter
	2012	2011
	millions	millions
EBITDAX (non-GAAP)

Net income (loss)	$(40)	$(1)
Interest expense	$26	$49
Provision (benefit) for income taxes	$(25)	$3
Depreciation, depletion and amortization	$228	$207
Exploration expenses	$19	$12

EBITDAX	$208	$270

Impairments	$52	—
Loss from discontinued operations	$2	8

Adjusted EBITDAX	$262	$278

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments and discontinued operations.

WPX believes that these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

EXPENSES

On a per-unit basis, WPX’s domestic lease operating expense (LOE) decreased 4 percent in first-quarter 2012 to $0.50 per Mcfe vs. $0.52 per Mcfe in first-quarter 2011.

Domestic gathering, processing and transportation charges were $1.09 per Mcfe in first-quarter 2012 vs. $1.02 per Mcfe in first-quarter 2011. The 2012 amount included an adjustment of approximately $9 million, or $0.07 per Mcfe, for royalties related to prior periods.

Taxes other than income for domestic operations decreased 17 percent to $0.20 per Mcfe in first-quarter 2012 vs. $0.24 per Mcfe in first-quarter 2011.

Domestic general and administrative expenses (G&A) decreased 10 percent to $0.52 per Mcfe in first-quarter 2012 vs. $0.58 per Mcfe in first-quarter 2011.

Domestic depreciation, depletion and amortization expenses (DD&A) decreased 2 percent to $1.80 per Mcfe in first-quarter 2012 vs. $1.84 per Mcfe in first-quarter 2011.

ASSET SALE

WPX expects to close the sale of its holdings in the Barnett Shale and Arkoma Basin in May. Upon closing, the sale will have an effective date of April 1.

An investor group comprised of KKR Natural Resources and Premier Natural Resources agreed to purchase the assets for $306 million – which equates to about $1.32 per proved Mcfe – subject to closing adjustments.

The properties represent less than 5 percent of WPX’s year-end 2011 proved domestic reserves of nearly 5.1 trillion cubic feet equivalent.

All figures for first-quarter 2011 in this announcement have been restated to account for the assets in this sale as discontinued operations.

CASH AND LIQUIDITY

Net cash provided by operating activities in first-quarter 2012 was $252 million, or 5 percent higher than $240 million in first-quarter 2011.

At March 31, 2012, WPX had approximately $362 million in cash and cash equivalents – including $41 million for international operations.

The company’s total liquidity at the end of the first quarter was more than $1.8 billion, including an undrawn $1.5 billion revolving credit agreement.

WPX also expects to receive approximately $275 million cash in the second quarter for the sale of its non-core properties in the Barnett Shale and Arkoma Basin, subject to closing adjustments.

WPX previously received $31 million toward the sale, which is included in the cash balance at the end of the first quarter.

CAPITAL INVESTMENT

During first-quarter 2012, WPX made $428 million of capital investments in its domestic operations, predominantly in the Bakken Shale, Piceance Basin and Marcellus Shale. This run rate is expected to decrease during the year as the impact of the company’s planned reductions in capital spending take full effect.

For full-year 2012, WPX continues to work within a capital budget of $1.2 billion. As previously announced in February, this will facilitate the addition of a sixth rig in the Bakken Shale at mid-year, as well as an average of five rigs in the Piceance Basin and three rigs in Susquehanna County in the Marcellus Shale.

DEVELOPMENT ACTIVITY

In the first quarter of 2012, WPX participated in 163 gross (115 net) wells in the United States. This figure represents the number of wells that were completed and began commercial delivery of production. Highlights for the company’s core growth areas are provided below.

In the Bakken Shale, WPX completed 8 gross (7 net) wells and had five rigs operating during the first quarter. A sixth rig – a new, fit-for-purpose rig – is expected by mid-year. At that point, two of WPX’s rigs in the Bakken will be new, fit-for-purpose rigs, with the remaining four rigs being converted by end of summer. As these new rigs are implemented, WPX plans to accelerate multi-well drilling from its pad sites. By the end of the third quarter, WPX expects to have its acreage held by production.

In the Piceance Basin, WPX is able to extract and retain natural gas liquids from its gas production stream. The company receives Mont Belvieu-based pricing for these liquids through its transportation arrangements. During the first quarter, WPX completed 92 gross (81 net) wells in the Piceance and released three rigs to reach the level of five that the company plans to maintain for 2012.

In the Marcellus Shale, WPX is high-grading its rig fleet as it is in the Bakken to continue to reduce drilling times. Incoming rigs for 2012 are specifically designed for conditions in the Appalachia Basin. During the first quarter, WPX completed 11 wells (9 net) in the Marcellus and had as many as four rigs operating. Only one rig is deployed now, with plans for delivery of a second rig in May that is fit-for-purpose. Drilling in 2012 is focused on Susquehanna County, where the company plans to average three rigs this year.

GUIDANCE

WPX is updating its guidance to reflect the absence of expected earnings from its Barnett Shale properties which are part of a pending asset sale and included in discontinued operations.

	Previous Guidance	Updated Guidance
WPX Energy Guidance	Feb. 23	May 3
Daily Production
Natural Gas (MMcf/d)	1,160	1,090
Oil (Mbbl/d)	18	18
NGL (Mbbl/d)	30	30

Equivalent (Mmcfe/d)	1,450	1,380

Adjusted EBITDAX ($MM)	$1,200	$1,175

Capital Spending ($MM)	$1,200	$1,200

The company’s updated forecast assumes the impact of existing hedges, a $3 NYMEX natural gas price, a $99 per barrel oil price and a $51 per barrel NGL price.

For the remaining three quarters of 2012, a $0.10 change in the price of natural gas equates to an estimated $14 million impact to EBITDAX. A $1 change in the price of oil equates to an estimated $2 million impact to EBITDAX. A $1 change in the price of an NGL barrel equates to a $2.3 million impact to EBITDAX.

WPX planned capital spending of $1.2 billion in 2012 is expected to yield a 50-60 percent increase in domestic oil production and an 8 percent increase in NGL production. Domestic natural gas production is expected to remain flat or decline slightly.

TODAY’S CONFERENCE CALL

WPX management will discuss the results during a webcast starting at 9 a.m. Eastern today. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at (888) 461-2024. The passcode is 2492039. International callers should dial (719) 325-2248 and use the same passcode. A replay will be available on the company’s website for one year following the event.

Form 10-Q

WPX plans to file its first-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

Upcoming Conference Presentation

WPX CEO Ralph Hill is slated to present at the UBS Global Oil and Gas Conference in Austin on Wednesday, May 23. Hill’s presentation is scheduled to begin at approximately 11:55 a.m. Central. Please visit www.wpxenergy.com on the day of the event to view the webcast.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant natural gas, natural gas liquids and oil reserves, particularly in the Bakken Shale, Piceance Basin and Marcellus Shale. WPX also has domestic operations in the Powder River and San Juan basins, as well as international investments in Argentina and Colombia. Go to http://www.wpxenergy.com/investors/subscribe-to-email/ to join our e-mail list.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$408	$423	$440	$423	$1,694	$357
Natural gas liquid sales	85	107	110	106	408	93
Oil and condensate sales	52	83	84	93	312	106

Total product revenues	545	613	634	622	2,414	556
Gas management	408	337	347	336	1,428	337
Mark to market gains and losses and hedge ineffectiveness	2	6	12	9	29	14
Other	3	4	3	3	13	3

Total revenues	958	960	996	970	3,884	910

Costs and expenses:
Lease and facility operating	63	61	70	68	262	67
Gathering, processing and transportation	112	121	130	124	487	135
Taxes other than income	30	43	32	29	134	30
Gas management, including charges for unutilized pipeline capacity	417	345	360	351	1,473	355
Exploration	12	14	74	26	126	19
Depreciation, depletion and amortization	207	224	239	232	902	228
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52
General and aministrative	67	63	70	75	275	68
Other-net	1	4	(1)	(4)	—	5

Total costs and expenses	909	875	974	1,268	4,026	959

Operating income (loss)	49	85	22	(298)	(142)	(49)

Interest expense	(49)	(48)	—	(20)	(117)	(26)
Interest capitalized	4	4	—	1	9	2
Investment income and other	6	6	7	7	26	10

Income (loss) from continuing operations before income taxes	$10	$47	$29	$(310)	$(224)	$(63)
Provision (benefit) for income taxes	3	17	10	(104)	(74)	(25)

Income (loss) from continuing operations	$7	$30	$19	$(206)	$(150)	$(38)
Loss from discontinued operations	(8)	(2)	(3)	(129)	(142)	(2)

Net income (loss)	$(1)	$28	$16	$(335)	$(292)	$(40)
Less: Net income attributable to noncontrolling interests	2	3	2	3	10	3

Net income (loss) attributable to WPX Energy	$(3)	$25	$14	$(338)	$(302)	$(43)

Adjusted EBITDAX
Reconciliation to Net Income (Loss):
Net income (loss)	$(1)	$28	$16	$(335)	$(292)	$(40)
Interest expense	49	48	—	20	117	26
Provision (benefit) for income taxes	3	17	10	(104)	(74)	(25)
Depreciation, depletion and amortization	207	224	239	232	902	228
Exploration expenses	12	14	74	26	126	19

EBITDAX	270	331	339	(161)	779	208
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52
Loss from discontinued operations	8	2	3	129	142	2

Adjusted EBITDAX	$278	$333	$342	$335	$1,288	$262

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$404	$419	$436	$419	$1,678	$353
Natural gas liquid sales	84	106	109	105	404	92
Oil and condensate sales	34	63	62	67	226	80

Total product revenues	522	588	607	591	2,308	525
Gas management	408	337	347	336	1,428	337
Mark to market gains and losses and hedge ineffectiveness	2	6	12	9	29	14
Other	2	3	2	2	9	3

Total revenues	934	934	968	938	3,774	879

Costs and expenses:
Lease and facility operating	58	55	63	59	235	61
Gathering, processing and transportation	112	121	130	124	487	135
Taxes other than income	27	37	26	23	113	25
Gas management, including charges for unutilized pipeline capacity	417	345	360	351	1,473	355
Exploration	11	13	74	25	123	14
Depreciation, depletion and amortization	202	219	233	226	880	222
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	367	367	52
General and aministrative	64	61	67	71	263	65
Other-net	—	4	(2)	(5)	(3)	5

Total costs and expenses	891	855	951	1,241	3,938	934

Operating income (loss)	43	79	17	(303)	(164)	(55)

Interest expense	(49)	(48)	—	(20)	(117)	(26)
Interest capitalized	4	4	—	1	9	2
Investment income and other	1	2	2	1	6	2

Income (loss) from continuing operations before income taxes	$(1)	$37	$19	$(321)	$(266)	$(77)

Summary of Production Volumes(1)
Natural gas (MMcf)	92,473	95,207	102,615	98,485	388,780	101,346
Natural gas liquids (MBbls)	2,425	2,527	2,567	2,539	10,057	2,746
Oil (MBbls)	384	714	736	816	2,651	948
Combined equivalent volumes (MMcfe)(2)	109,331	114,655	122,430	118,614	465,030	123,511

(1)	Excludes production from our Arkoma Basin and Barnett Shale operations which were classified as held for sale and reported as discontinued operations and comprised approximately 5 percent of our total production.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges (1)
Natural gas (per Mcf)	$4.37	$4.41	$4.25	$4.25	$4.32	$3.48
Natural gas liquids (per barrel)	$34.84	$41.90	$42.54	$41.14	$40.17	$33.46
Oil (per barrel)	$87.13	$87.51	$84.75	$83.10	$85.30	$84.54

(1)	Excludes our Arkoma Basin and Barnett Shale operations, which were classified as held for sale and reported as discontinued operations.

Expenses per Mcfe (1)
Lease and facility operating	$0.52	$0.48	$0.51	$0.51	$0.51	$0.50
Gathering, processing and transportation	$1.02	$1.06	$1.06	$1.04	$1.05	$1.09
Taxes other than income	$0.24	$0.33	$0.22	$0.19	$0.24	$0.20
Depreciation, depletion and amortization	$1.84	$1.92	$1.90	$1.91	$1.89	$1.80
General and aministrative	$0.58	$0.53	$0.55	$0.60	$0.57	$0.52

(1)	Excludes our Arkoma Basin and Barnett Shale operations, which were classified as held for sale and reported as discontinued operations.

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2011					2012
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$4	$4	$4	$4	$16	$4
Natural gas liquid sales	1	1	1	1	4	1
Oil and condensate sales	18	20	22	26	86	26

Total product revenues	23	25	27	31	106	31
Gas management	—	—	—	—	—	—
Mark to market gains and losses and hedge ineffectiveness	—	—	—	—	—	—
Other	1	1	1	1	4	—

Total revenues	24	26	28	32	110	31

Costs and expenses:
Lease and facility operating	5	6	7	9	27	6
Gathering, processing and transportation	—	—	—	—	—	—
Taxes other than income	3	6	6	6	21	5
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—
Exploration	1	1	—	1	3	5
Depreciation, depletion and amortization	5	5	6	6	22	6
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	—	—	—
General and aministrative	3	2	3	4	12	3
Other-net	1	—	1	1	3	—

Total costs and expenses	18	20	23	27	88	25

Operating income (loss)	6	6	5	5	22	6

Interest expense	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—
Investment income and other	5	4	5	6	20	8

Income (loss) from continuing operations before income taxes	$11	$10	$10	$11	$42	$14

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,826	1,940	1,726	1,896	7,389	1,737
Natural gas liquids (MBbls)	44	47	55	37	183	45
Oil (MBbls)	473	509	529	542	2,054	507
Combined equivalent volumes (MMcfe)(2)	4,926	5,280	5,231	5,373	20,810	5,052

(1)	Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation of income (loss) from continuing operations attributable to WPX Energy, Inc. to Adjusted Income

(UNAUDITED)

	2011					2012
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$5	$27	$17	$(209)	$(160)	$(41)

Income (loss) from continuing operations - diluted earnings per share	$0.03	$0.13	$0.09	$(1.06)	$(0.81)	$(0.21)

Adjustments:
Impairments	$—	$—	$—	$367	$367	$52

Total adjustments	$—	$—	$—	$367	$367	$52
Less tax effect for above items	$—	$—	$—	$(134)	$(134)	$(20)

Adjusted income (loss) from continuing operations available to common stockholders	$5	$27	$17	$24	$73	$(9)

Adjusted diluted earnings (loss) per common share	$0.03	$0.13	$0.09	$0.12	$0.37	$(0.05)

Weighted-average shares -diluted - millions (1)	197.1	197.1	197.1	197.1	197.1	198.1

(1)	For comparative purposes and to provide a more meaningful calculation for weighted average shares, we have assumed the amount of common stock issued at December 31, 2011 to be outstanding for all 2011 period presented.

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three Months ended March 31,
	2012	2011
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$357	$408
Natural gas liquid sales	93	85
Oil and condensate sales	106	52

Total product revenues	556	545
Gas management	337	408
Mark to market gains and losses and hedge ineffectiveness	14	2
Other	3	3

Total revenues	910	958
Cots and expenses:
Lease and facility operating	67	63
Gathering, processing and transportation	135	112
Taxes other than income	30	30
Gas management, including charges for unutilized pipeline capacity	355	417
Exploration	19	12
Depreciation, depletion and amortization	228	207
Impairment of costs of acquired unproved reserves	52	—
General and administrative	68	67
Other - net	5	1

Total costs and expenses	959	909

Operating income (loss)	(49)	49
Interest expense	(26)	(49)
Interest capitalized	2	4
Investment income and other	10	6

Income (loss) from continuing operations before income taxes	(63)	10
Provision (benefit) for income taxes	(25)	3

Income (loss) from continuing operations	(38)	7
Loss from discontinued operations	(2)	(8)

Net loss	(40)	(1)
Less: Net income attributable to noncontrolling interests	3	2

Net loss attributable to WPX Energy	$(43)	$(3)

Amounts attributable to WPX Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.21)	$0.03
Loss from discontinued operations	(0.01)	(0.05)
Net loss	$(0.22)	$(0.02)

Weighted average shares (millions)	198.1	197.1

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	March 31, 2012	December 31, 2011
	(Dollars in millions, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$362	$526
Accounts receivable net of allowance of $13 at March 31, 2012 and December 31, 2011	414	509
Derivative assets	516	506
Inventories	61	73
Other	331	60

Total current assets	1,684	1,674
Investments	132	125
Properties and equipment (successful efforts method of accounting)	12,500	12,199
Less: Accumulated depreciation, depletion and amortization	(4,211)	(3,977)

Properties and equipment, net	8,289	8,222
Derivative assets	22	10
Other noncurrent assets	142	401

Total assets	$10,269	$10,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$531	$702
Accrued and other current liabilities	261	186
Deferred income taxes	118	116
Derivative liabilities	152	152

Total current liabilities	1,062	1,156
Deferred income taxes	1,516	1,556
Long-term debt	1,509	1,503
Derivative liabilities	31	7
Asset retirement obligations	291	283
Other noncurrent liabilities	151	168

Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 198.7 million shares issued at March 31, 2012 and 197.1 million shares issued at December 31, 2011)	2	2
Additional paid-in-capital	5,449	5,457
Accumulated deficit	(43)	—
Accumulated other comprehensive income	217	219

Total stockholders’ equity	5,625	5,678
Noncontrolling interests in consolidated subsidiaries	84	81

Total equity	5,709	5,759

Total liabilities and equity	$10,269	$10,432

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Three months ended March 31,
	2012	2011
	(Millions)
Operating Activities
Net loss	$(40)	$(1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	235	218
Deferred income tax provision (benefit)	(37)	(11)
Provision for impairment of properties and equipment (including certain exploration expenses)	64	24
Amortization of stock-based awards	6	—
Cash provided (used) by operating assets and liabilities:
Accounts receivable	96	6
Other current assets	(9)	—
Inventories	11	33
Margin deposits and customer margin deposits payable	(7)	(19)
Accounts payable	(110)	(18)
Accrued and other current liabilities	47	13
Changes in current and noncurrent derivative assets and liabilities	1	17
Other, including changes in other noncurrent assets and liabilities	(5)	(22)

Net cash provided by operating activities	252	240

Investing Activities
Capital expenditures (a)	(428)	(319)
Deposit received from potential buyer of Barnett Shale and Arkoma assets	31	—
Purchases of investments	(2)	(4)
Other - net	4	(19)

Net cash used in investing activities	(395)	(342)

Financing Activities
Proceeds from common stock	1	—
Proceeds from long-term debt	6	—
Net increase in notes payable to Willliams	—	103
Net changes in Williams' net investment	—	2
Change in cash overdrafts	(28)	—

Net cash provided by (used in) financing activities	(21)	105

Net increase (decrease) in cash and cash equivalents	(164)	3
Cash and cash equivalents at beginning of period	526	37

Cash and cash equivalents at end of period	$362	$40

(a) Increase to properties and equipment
Changes in related accounts payable	$(369)	$(271)
Capital expenditures	(59)	(48)

	$(428)	$(319)